UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 31, 2008

Radian Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

(215) 231 - 1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 31, 2008, Radian Group Inc. (the “Company”) entered into a third amendment (the “Third Amendment”) to the Company’s Credit Agreement, dated as of December 13, 2006, as amended by that certain Limited Conditional Waiver Agreement dated April 9, 2008, and as further amended by that certain First Amendment to the Credit Agreement dated as of April 30, 2008 and that certain Second Amendment to the Credit Agreement dated as of August 6, 2008 (the “Credit Agreement”), by and among the Company, KeyBank National Association, as administrative agent and collateral agent (the “Agent”), and the Lenders referred to therein (collectively with the Agent, the “Lenders”). The Third Amendment became effective on December 31, 2008, following satisfaction of all outstanding closing conditions.

The Third Amendment, among other things: (1) reduces the required consolidated net worth covenant (initially from $1.75 billion to $1.5 billion, with further reductions to $1.25 billion as of July 1, 2009 and to $1.0 billion as of January 1, 2010, subject in each case to certain adjustments) and excludes from the calculation thereof all mark-to-market adjustments on derivative instruments and investments, (2) eliminates the total debt to total capitalization covenant, and (3) provides flexibility for the Company and/or its subsidiaries to issue securities under certain circumstances, including without limitation the issuance of preferred securities by Radian Asset Securities Inc., a non-regulated, wholly-owned subsidiary of the Company (“RASI”), in connection with RASI’s $150 million soft capital program, without requiring prepayment of the revolving loans.

In exchange for these modifications, the Company agreed to, among other things: (A) reduce the total outstanding principal amount of the facility (with a corresponding reduction in the size of the facility) from $150 million to $100 million, (B) further reduce the size of the facility in the event of a sale of its interest in Sherman Financial Group LLC (“Sherman”) or certain other assets, and reduce the outstanding principal amount of the facility (without a corresponding reduction in the size of the facility) with any dividends received from Sherman that are in excess of tax liabilities attributable to Sherman, (C) comply with a new limitation on the amount of dividends and other so-called Restricted Payments (as such term is defined in the Credit Agreement) permitted to be made annually, generally equal to the sum of the Company’s current dividend on its shares of common stock, subject to certain adjustments, (D) add as an event of default if an insurance regulator or other governmental authority requires the termination of the Company’s expense sharing arrangements with its insurance subsidiaries or if the Company’s insurance subsidiaries fail to make required payments to the Company under those arrangements, and (E) increase the pricing under the facility and pay a fee to the Agent and the Lenders party to the Third Amendment.

Under the terms of the Third Amendment, the Company also is subject to a new restriction prohibiting it and its subsidiaries from making certain investments in, loans to, or guarantying any obligations of Radian Asset Assurance Inc., the Company’s principal financial guaranty subsidiary, or RASI, other than with respect to RASI’s soft capital program.

This description of the Third Amendment is a summary and does not purport to be a complete description of all of the terms of the Third Amendment, and is qualified in its entirety by reference to the Third Amendment, attached hereto as Exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above regarding the Third Amendment is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Third Amendment to Credit Agreement dated as of December 31, 2008, by and among Radian Group Inc., KeyBank National Association as Administrative Agent and Collateral Agent, and the other Lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.
(Registrant)

Date: January 5, 2009	By:	/s/ Terry L. Latimer
Terry L. Latimer
SVP, Chief Investment Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Third Amendment to Credit Agreement dated as of December 31, 2008, by and among Radian Group Inc., KeyBank National Association as Administrative Agent and Collateral Agent, and the other Lenders party thereto.